Exhibit 5.1

Jodie Bourdet

T: +1 415 693-2054

jbourdet@cooley.com

February 2, 2023

Vera Therapeutics, Inc.

8000 Marina Boulevard, Suite 120

Brisbane, California 94005

Ladies and Gentlemen:

We have acted as counsel to Vera Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to 16,428,572 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), including up to 2,142,857 Shares that may be sold pursuant to the exercise of an option to purchase additional shares, pursuant to the Registration Statement on Form S-3 (File No. 333-265408) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the base prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda, opinions and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference of our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company with the Commission for incorporation by reference into the Registration Statement.

This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or of any changes in applicable law. We do not thereby admit that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, CA 94111

t: (415) 693-2000 f: (415) 693-2222 cooley.com

Vera Therapeutics, Inc.

February 2, 2023

Page Two

Very truly yours,

Cooley LLP

By:	/s/ Jodie Bourdet
Jodie Bourdet

Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, CA 94111

t: (415) 693-2000 f: (415) 693-2222 cooley.com